Exhibit (11)
                                     COMPUTATION OF PER SHARE EARNINGS
                                           LIQUI-BOX CORPORATION

                                          Fifty-two                Fifty-two                 Fifty-two
                                         Weeks Ended              Weeks Ended               Weeks Ended
                                      December 31, 1994        January 1, 1994           January 2, 1993
                                      --------------------------------------------------------------------
Primary:
Weighted average number of
  common shares outstanding             6,327,969                6,347,450                 6,393,348

Net effect of dilutive stock options--
  based on treasury stock method
  using average market price.             146,659                  136,399                   101,292
                                      -----------              -----------               -----------


Weighted average common and
  common equivalent shares              6,474,628                6,483,849                 6,494,640
                                      ===========              ===========               ===========


Net Income                            $13,327,000              $12,937,000               $11,250,000

Earnings per common and
  common equivalent share                   $2.06                    $2.00                     $1.73
                                      ===========              ===========               ===========

Fully Diluted:

Weighted average number of
  common shares outstanding             6,327,969                6,347,450                 6,393,348

Net effect of dilutive stock options--
  based on treasury stock method
  using the year-end market price,
  if higher than
  average market price.                   146,659                  157,444                   126,543
                                      -----------              -----------               -----------


Fully diluted shares                    6,474,628                6,504,894                 6,519,891


Net Income                            $13,327,000              $12,937,000               $11,250,000
                                      ===========              ===========               ===========

Earnings per common and
  common equivalent share                   $2.06                    $1.99                     $1.73
                                      ===========              ===========               ===========


On April 27, 1992, the Company's Board of Directors approved a 3-for-1 split of the outstanding common shares of the Company, issued on June 15, 1992 to shareholders of record as of May 15, 1992. The per share and outstanding shares information contained in this report reflects the effect of this split.


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